Exhibit 10.3

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

EXHIBIT 1

to Amendment to Officer’s Employment Agreement of Christoph Glingener as of March 28, 2023

Christoph Glingener shall receive the following Variable Remuneration starting January 1, 2023:

/

ANLAGE 1

zur Dienstvertragsänderung für Vorstandsmitglied Christoph Glingener vom 28. März 2023

Christoph Glingener erhält die folgende Variable Vergütung beginnend am 1. Januar 2023:

1.	Annual Target Incentive Cash Bonus:

A cash bonus of 60% of Base Salary in an amount of €196.262 ($210.000) depending on Adtran’s 1) Adjusted EBIT and 2) with simultaneous achievement of a minimum threshold for the revenue of the Adtran Group. The targets are set and reviewed quarterly. The actual payout may be between 0% to 200% of target based on achievement.

2.	Annual Grant time-based RSUs:

RSUs in an amount of €130.841 ($140.000) with 25% vesting on each of the first four anniversaries of the grant date settled through delivery of one Adtran share of common stock for each vested RSU conditioned upon an existing employment relationship on the applicable vesting date. The grants are subject to an exercise profit limitation (Cap) in case of a value increase to 300% between disbursement and conversion, taking into consideration all RSUs allocated within a tranche for Christoph Glingener’s grant beyond $420.000.

3.	Annual Grant market-based PSU:

PSUs in the amount of €130.841 ($140.000) with payout based on Adtran’s relative Total Shareholder Return (TSR) performance compared to the Nasdaq Telecommunications Index over a 3-year performance period, from May 24, 2023, to May 24, 2026. Depending on Adtran’s relative TSR over the performance period, Christoph Glingener may earn from 0% of the target number of market-based PSUs if the relative TSR performance is not at least equal to the 20th percentile of the peer group, and 150% of the target number of market-based PSUs if the relative TSR performance of Adtran equals or exceeds the 80th percentile of the peer group, based on the sliding scale where approximately 2.5% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 1.67% of the target award is earned for each 1 percentile increase up to 150% of the grant. The recipients of the market-based PSUs under the award agreements receive dividend credits in cash based on the shares of common stock underlying the market-based PSUs. The grants are subject to an exercise limitation in case of achievement of the 150% maximum target and a share value increase to 200% between disbursement and conversion, taking into consideration all PSUs allocated within a tranche (Cap) for Christoph Glingener’s grant beyond $420.000.

4.	3-Year Plan PSU:

PSUs in an amount of €934.579 ($1.000.000) for delivery of Adtran shares and disbursement of dividend credits in cash with a payout based on achievement of Adtran’s Adjusted EBIT of $[***] million following a 3-year performance period. The grants are subject to an exercise limitation in case of a share value increase to 200% of the originally allocated PSUs between disbursement and conversion, taking into consideration all PSUs originally allocated (Cap) for Christoph Glingener’s grant beyond $2.000.000.

5.	2-Year Integration One-Time Bonus:

One-Time Bonus in an amount of €431.776 ($462.000) with 50% for delivery of performance-based PSUs (max 66% of Base Salary) for delivery of Adtran shares and disbursement of dividend credits in cash and with 50% for payment in cash (max 66% of Base Salary) leading to a combined payout between 0% and 132% max of Base Salary depending on synergy savings thresholds/targets and related individual goals. The grants are subject to the Integration Bonus Plan and the below individual objectives as well as an exercise limitation of the maximum target and a share value increase to 200% between disbursement and conversion (Cap) for Christoph Glingener’s grant beyond $924.000.

Individual Objectives for Christoph Glingener:

Exhibit B

ADTRAN Holdings, Inc.

Integration Bonus Objectives – Christoph Glingener

Key Objective	Measures	Target	Definition / Data Source	Percentage of Target Bonus

Fully integrated IT landscape (PDM) and way-of- working in the CTO team (processes and tools)	[***]	[***]	Acknowledgement of achievement by the overall IT project lead	34%

Keep the technology team engaged and motivated	[***]	[***]	NPS Survey results of full team in 2H ‘24	33%

Consolidate engineering sites and related spend	[***]	[***]	Compare with amount of sites of January 2023 provided by Finance	33%

6.	Annual Maximum Remuneration Cap:

The Jährliche Maximalvergütung/Annual maximum remuneration cap for Christoph Glingener is EUR 2.900.000.

“Adjusted EBIT”

The term “Adjusted EBIT” is the EBIT shown in the audited financial statements of Adtran, adjusted by restructuring costs, acquisition-related costs, amortizations of intangible assets, costs for share-based compensation, non-cash changes in the value of investments within the framework of the Deferred Compensation Plan, and other exceptions established in the individual case. However, according to the VICC, other key figures can also be used as performance criteria.

The variable remuneration described in this document is subject to rules from the applicable plans and programs of the Adtran Group, including, without limitation, the ADTRAN HOLDINGS, INC. AMENDED AND RESTATED VARIABLE INCENTIVE COMPENSATION PLAN (VICC), the Adtran 2020 Employee Stock Incentive Plan and any other plan and its respective amendments where applicable.

May 30, 2023	May 31, 2023

/s/ Dr. Christoph Glingener	/s/ Prof. Dr. Johanna Hey
Dr. Christoph Glingener	Prof. Dr. Johanna Hey
CEO	Chairwoman of the Supervisory Board